EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF the

Amended and Restated CERTIFICATE OF INCORPORATION

OF

QSAM Biosciences, inc.

* * * * *

QSAM Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State dated December 23, 2010, subsequently amended by that certain Certificate of Amendment dated November 18, 2015, and that certain Certificate of Amendment dated August 18, 2017, and that certain Certificate of Amendment dated September 4, 2020 (the “Certificate of Incorporation”).

2. Article XII of the Certificate of Incorporation is hereby amended and replaced in its entirety as follows:

“ARTICLE XII

ONE-FOR-FORTY REVERSE SPLIT

Effective as of 5:00 P.M. EST on March 9, 2022, each forty (40) shares of Common Stock issued and outstanding immediately prior to the aforesaid date and time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”), with all fractional shares that would otherwise result from such Reverse Stock Split being rounded up to the nearest whole share.”

3. The aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The aforesaid amendments shall be effective as of 5:00 P.M. EST on March 9, 2022, unless withdrawn by the Corporation prior to such time.

5. All other provisions of the Certificate of Incorporation, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 4th day of March, 2022.

/s/ Douglas Baum
Douglas Baum, Chief Executive Officer and Director